UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 21, 2022

ORGANICELL REGENERATIVE MEDICINE, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55008	47-4180540
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

4045 Sheridan Avenue, Suite 239, Miami Beach, Florida	33140
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 963-7881

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

As used in this Current Report on Form 8-K, and unless otherwise indicated, the terms “the Company,” “Organicell,” “we,” “us” and “our” refer to Organicell Regenerative Medicine, Inc. and its subsidiaries.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth under Item 5.02 is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) Effective July 21, 2022 (the “Effective Date”), Albert Mitrani stepped down as the Company’s Chief Executive Officer and was appointed by the Board of Directors to the position of Executive Vice President of Sales.

(b) On the Effective Date, Matthew Sinnreich was appointed by the Board of Directors to the position of Chief Operating Officer and Acting Chief Executive Officer.

For more than the last five years, Mr. Sinnreich, 36, has been a self-employed entrepreneur, investor and developer in the real estate, securities and development stage company fields. Either individually, or as a partner in various entities, he has purchased and sold various properties, including luxury homes and developed, managed and operated a number of real estate projects, including an apartment building and various office and commercial properties. In connection therewith, Mr. Sinnreich has also been responsible for securing the financing for these projects. He has also met success in securities trading for his own account, in the equity, derivative and debt fields. Mr. Sinnreich has also been adept at providing equity and debt financing, both directly as an investor and with various business partners and corporate advisory services for various early-stage companies, including Organicell. Mr. Sinnreich holds a bachelor’s degree from the University of Miami School of Business.

On the Effective Date, Organicell and Mr. Sinnreich entered into a term sheet (the “Term Sheet”) setting forth in principle the terms of Mr. Sinnreich’s employment agreement with and compensation by the Company. Except with respect to the signing bonus described below, the Term Sheet is subject to the negotiation and execution of a definitive employment agreement embodying the provisions of the Term Sheet, as well as customary terms and conditions for an executive employment agreement (the “Employment Agreement”). The parties agreed to use their respective commercial best efforts to negotiate and execute the Employment Agreement within thirty (30) days of the Effective Date.

The Term Sheet provides that as an inducement for Mr. Sinnreich to join the Company, within five (5) days of the Effective Date, he will be issued 10,000,000 shares of restricted common stock and ten-year warrants to purchase 40,000,000 shares at a price of $0.034 per share, exercisable on a “cashless” basis. The foregoing shares and warrants vest immediately upon issuance.

The Employment Agreement will provide for an initial two-year term commencing on the Effective Date (the “Initial Term”), which will automatically renew for successive one-year terms (each a “Renewal Term,” and together with the Initial Term, the “Term”), unless terminated by either party upon not less than ninety (90) days’ prior written notice given before the expiration of the Initial Term or a Renewal Term, or earlier terminated as provided for therein.

During the first year of the Initial Term, Mr. Sinnreich will be compensated by the issuance of 24,000,000 shares of Organicell’s common stock, which shall vest in equal monthly installments of 2,000,000 shares each. During the second year of the Initial Term, Mr. Sinnreich will be entitled to receive a base salary of $25,000 per month, payable in cash of shares of Organicell’s common stock, at his election.

The Employment Agreement will provide that Mr. Sinnreich will be entitled to receive a bonus payment of $150,000, if and when during the Term, the Company generates $10,000,000 in funding from an equity line of credit arrangement that may be implemented by the Company in the future. In addition, Mr. Sinnreich will be entitled to receive an award of 15,000,000 shares of common stock if any of the following milestones are achieved during the Term and the twelve month period thereafter (provided the Employment Agreement and Mr. Sinnreich’s employment thereunder is terminated by the Company without cause).

1.	The Company first obtains market capitalization of $1.0 billion for a three month consecutive period.

2.	The Company first obtains market capitalization of $2.0 billion for a three month consecutive period.

3.	The Company first obtains market capitalization of $5.0 billion for a three month consecutive period.

4.	The Company first obtains market capitalization of $10.0 billion for a three month consecutive period.

The offer and sale of the above referenced securities were and will be issued in private transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), in reliance on exemptions afforded by Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder.

(c) On July 26, 2022, the Company issued a press release disclosing the above-referenced changes in management. A copy of the press release is filed as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this report:

Exhibit No.	Description
99.1	Press Release dated July 26, 2022

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 26, 2022	ORGANICELL REGENERATIVE MEDICINE, INC.

	By:	/s/ Ian Bothwell
Ian Bothwell Chief Financial Officer

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